Filed pursuant to Rule 424(b)(5)

Registration No. 333-275190

AMENDMENT NO. 3 DATED JULY 24, 2024

To Prospectus Supplements dated February 15, 2024, May 30, 2024, and June 25, 2024

(To Prospectus Dated November 7, 2023)

Up to $1,728,825 of Shares

RELIANCE GLOBAL GROUP, INC.

Common Stock

This Amendment No. 3 to Prospectus Supplements (the “Amendment”) amends and supplements the information in our prospectus, dated November 7, 2023 (the “Prospectus”), and the prospectus supplements, dated February 15, 2024, May 30, 2024, and June 25, 2024, (the “Prospectus Supplements”), each of which were filed pursuant to our registration statement on Form S-3 (File No. 333-275190) (the “Registration Statement”). This Amendment should be read in conjunction with the Prospectus and Prospectus Supplements, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prospectus and the Prospectus Supplements. This Amendment is not complete without, and may only be delivered or utilized in connection with, the Prospectus and Prospectus Supplements, and any future amendments or supplements thereto.

This Amendment is being filed in connection with our previously announced “at the market offering” program, and to update the remaining amount of shares of our common stock, par value $0.086 per share (our “common stock”), that we may issue and sell from time to time through or to EF Hutton LLC (the “Agent”) as sales agent or principal, pursuant to the terms of our previously announced At Market Issuance Sales Agreement, dated February 15, 2024, between us and the Agent (the “Sales Agreement”).

Our common stock is listed on the Nasdaq Stock Market, or Nasdaq, under the symbol “RELI”. As of July 24, 2024, the aggregate market value of our common stock held by non-affiliates, or the public float, pursuant to General Instruction I.B.6 of Form S-3 was $11,816,421, which was calculated based on 1,150,924 shares of our common stock outstanding held by non-affiliates as of July 24, 2024 and at a price of $10.2669 per share, the last reported sale price for our common stock on June 20, 2024. As of the date hereof, we have offered and sold $2,209,981 of shares of our common stock pursuant to General Instruction I.B.6 of Form S-3 during the prior 12 calendar month period that ends on and includes the date hereof. Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell securities in public primary offerings on Form S-3 with a value exceeding one-third of our public float (as defined by General Instruction I.B.6) in any 12-calendar month period so long as our public float remains below $75 million.

We are filing this Amendment to amend the Prospectus Supplements to increase the maximum amount of shares we are eligible to sell under our Registration Statement pursuant to General Instruction I.B.6 of Form S-3. Accordingly, in accordance with the terms of the Sales Agreement, we may offer and sell common stock having an aggregate offering price of up to $1,728,825 from time to time through or to the Agent pursuant to the Prospectus and Prospectus Supplements, as amended by this Amendment. However, in the event that our public float increases or decreases, we may sell securities in public primary offerings on Form S-3 with a value up to one-third of our public float, as calculated pursuant to General Instruction I.B.6 and subject to the terms of the Sales Agreement. In the event that our public float increases above $75.0 million, we will no longer be subject to the limits in General Instruction I.B.6 of Form S-3.

In addition, the following paragraph shall replace, in its entirety, the second paragraph under the heading “Use of Proceeds” in the prospectus supplement dated February 15, 2024 as follows:

We intend to use the net proceeds for general corporate purposes, which may include, but are not limited to, working capital, capital expenditures, debt payments, payments under asset purchase agreements, and payments for mergers, acquisitions or licensing of other products, businesses, or technologies.

Investing in our common stock involves risks. You should carefully consider the risks described under “Risk Factors” in the Prospectus and Prospectus Supplements, as well as those described in our other reports and documents we filed with the Securities and Exchange Commission (the “SEC”) that we incorporate by reference in the Prospectus, the Prospectus Supplements and this Amendment, before making a decision to invest in our common stock.

Neither the SEC, any state securities commission, nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement amendment is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this Amendment No. 3 to Prospectus Supplements is July 24, 2024